Exhibit 99.1

Medizone International, Manufacturer of AsepticSure,
Closes Additional Investment

San Francisco, CA October 27, 2016.  Medizone International, Inc. (The Company) (MZEI:QB) manufacturers of the un-paralleled AsepticSure® Hospital Disinfection System, announces its South American distribution partner and investment group GYD S.A. operating in South America under the name BioAsepsisCorp., have completed a second investment of $1 million dollars.  In November of 2015 GYD invested an initial $1 million dollars for Medizone stock with a one-year lock up.  Warrants were issued for the purchase of additional shares under that agreement.  The warrants have now been exercised to complete the second million-dollar investment in the Company by GYD S.A.
GYD currently holds AsepticSure distribution and service rights for Chile where they have recently achieved regulatory approval and are now commencing operations.  Additional countries GYD holds rights to and expects to expand service into as regulatory approvals are achieved include Peru, Colombia, Brazil and Argentina.
Argentina is a new addition to the original distribution agreement.  GYD also obtained additional warrants to purchase a third one-million dollars of Company stock, restricted under SEC Rule 144.  The newly issued warrants may not be exercised prior to January 31, 2017 and have a one-year window to exercise from that date, with an expiration of January 30, 2018.  Additional details of the investment may be found in the Company’s filing on SEC Form 8K.
This Press Release may contain certain forward looking statements that could involve substantial risks and uncertainties, including, but not limited to, the results of ongoing clinical studies, economic conditions, product and technology development, production efficiencies, product demand, competitive products, competitive environment, successful testing and government regulatory issues. Additional risks are identified in the company’s filings made with the Securities and Exchange Commission.
For press information on Medizone International, please contact:
John Pentony, Investor and Media Relations
Medizone International, Inc.
T: 01 415 331-0202
E: j.pentony@medizoneint.com
For more information, visit:
http://www.medizoneint.com
Email: operations@medizoneint.com